Exhibit 5.1

September 12, 2013

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Ladies and Gentlemen:

I have acted as counsel for Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with (i) the review of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the preparation and review of the Prospectus Supplement, dated September 12, 2013, of the Company (the “Prospectus Supplement”), filed with the Commission and relating to the proposed issuance by the Company of $500,000,000 aggregate principal amount of 4.625% Notes due 2023 (the “Notes”), in accordance with the underwriting agreement, dated September 12, 2013, among Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as Representatives of the several underwriters listed in Schedule I thereto, and the Company.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the (1) Registration Statement and (2) the indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001, and a fourth supplemental indenture dated as of March 12, 2002 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”).

Based upon the foregoing, I am of opinion that:

1. Based solely on certificates from the Secretary of State of the State of Washington, the Company is a corporation validly existing under the laws of the State of Washington.

2. The Indenture and the Notes have been duly authorized, executed and delivered by the Company.

I am admitted to practice only in the State of Washington, and accordingly, do not express any opinion herein concerning any law other than the laws of the State of Washington and the Federal law of the United States of America.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Devin W. Stockfish, Esq.

Devin W. Stockfish, Esq.